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                                                                      EXHIBIT 12

                              AMPHENOL CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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                                                                           AMPHENOL HISTORICAL
                                                         --------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 31,
                                             PRO FORMA   --------------------------------------------------------
                                                1996                    1996        1995       1994       1993
                                             ----------              ----------  ----------  ---------  ---------
Income from continuing operations before
 income taxes and extraordinary items......  $   37,923  $  109,665  $  104,627  $   69,509  $  38,076  $  11,367
Non-recurring acquisition expenses.........      --          --          --          --         --          4,130
Undistributed earnings of investments......      --          --              60        (272)      (410)      (371)
                                             ----------  ----------  ----------  ----------  ---------  ---------
                                                 37,923     109,665     104,687      69,237     37,666     15,126
                                             ----------  ----------  ----------  ----------  ---------  ---------
Fixed charges:
  Interest.................................      95,575      24,617      25,548      30,382     41,184     29,285
  Other financing fees.....................       3,504       3,504       3,902       3,180      1,186        875
  Appropriate portion of rentals
    representative of the interest
    factor.................................       4,072       4,072       3,865       3,369      3,422      3,304
                                             ----------  ----------  ----------  ----------  ---------  ---------
    Total fixed charges....................     103,151      32,193      33,315      36,931     45,792     33,464
                                             ----------  ----------  ----------  ----------  ---------  ---------
Earnings from continuing operations before
 undistributed earnings of investments,
 income taxes, fixed charges and
 extraordinary items.......................  $  141,074  $  141,858  $  138,002  $  106,168  $  83,458  $  48,590
                                             ----------  ----------  ----------  ----------  ---------  ---------
                                             ----------  ----------  ----------  ----------  ---------  ---------
Ratio of earnings to fixed charges.........         1.4x        4.4x        4.1x        2.9x       1.8x       1.5x
                                             ----------  ----------  ----------  ----------  ---------  ---------
                                             ----------  ----------  ----------  ----------  ---------  ---------
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